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            Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of
Consulting Group Capital Markets Funds:

We consent to the incorporation by reference, in this registration statement, of our report dated May 12, 2004, on the statement of assets and liabilities, including the schedule of investments, of the Multi-Strategy Market Neutral Investments ("Fund") of Consulting Group Capital Markets Funds as of March 31, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended and for the period May 10, 1999 (commencement of operations) to March 31, 2000. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                                                KPMG LLP


New York, New York
July 26, 2004